As filed with the Securities and Exchange Commission on August 21, 2008      Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

__________________________

AMENDMENT NO. 1

TO

FORM S-3

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

__________________________

NATIONAL TECHNICAL SYSTEMS, INC.

(Exact Name of Registrant as Specified in Its Charter)

California (State or Other Jurisdiction of Incorporation or Organization)	24007 Ventura Boulevard, Suite 200 Calabasas, California, 91302 (818) 591-0776	95-4134955 (I.R.S. Employer Identification Number)

(Address, Including Zip Code, and Telephone Number, Including
Area Code, of Registrant’s Principal Executive Offices)

Raffy Lorentzian

Senior Vice President and Chief Financial Officer

National Technical Systems, Inc.

24007 Ventura Boulevard, Suite 200

Calabasas, California, 91302

(818) 591-0776

(Name, Address, Including Zip Code, and Telephone Number,

Including Area Code, of Agent for Service)

Copies To:

James J. Slaby, Esq.

Michael A. de Gennaro, Esq.

Sheppard, Mullin, Richter & Hampton LLP

Four Embarcadero Center, Seventeenth Floor

San Francisco, CA 94111

(415) 434-9100

Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

The purpose of this Amendment No. 1 to Form S-3 Registration Statement (No. 333-152615) is to re-file Exhibit 4.2 and to reflect such re-filing in Item 16 of Part II of the Registration Statement and in the Index to Exhibits.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

The following table sets forth our costs and expenses in connection with the registration for resale of our common stock. All of the amounts shown are estimates except the Commission registration fee.

AMOUNT
Commission Registration Fee	$68
Printing and Related Fees	$0
Legal Fees and Expenses	$33,000
Accounting Fees and Expenses	$8,000
Miscellaneous Expenses	$200

Total	$41,268

Item 15. Indemnification of Directors and Officers.

Article VI of the registrant's Articles of Incorporation and Article VI of its Bylaws provide for indemnification of the registrant's directors, officers, employees and other agents to the extent permitted by the California General Corporation Law.

Additionally, certain of the executive officers and the directors of the registrant are parties to indemnification agreements with the registrant under which the registrant has agreed:

•

to indemnify them against certain liabilities that may arise by reason of their status as officers or directors, provided they acted in good faith and in a manner reasonably believed to be in our best interests and, with respect to any criminal action, had no cause to believe their conduct was unlawful;

•

to advance the expenses actually and reasonably incurred as a result of any proceeding against such officers and directors by third parties or by or in our right, where the indemnitee acted in good faith in a manner the indemnitee believed to be in our best interests (subject to repayment if it is determined that the indemnitee is not entitled to indemnification); and

•	to make a good faith attempt to obtain directors' and officers' insurance.

Item 16. Exhibits.

Exhibit No.	Description
3.1*	Articles of Incorporation
3.2*	Bylaws
4.1*	Specimen Common Stock Certificate

Exhibit No.	Description
4.2†	Agreement and Plan of Merger dated June 6, 2008
5.1*	Opinion of Sheppard, Mullin, Richter & Hampton LLP
23.1*	Consent of Ernst & Young LLP
23.2*	Consent of XXCAL Japan, Inc.
23.3*	Consent of NQA, Inc.
23.4*	Consent of Sheppard, Mullin, Richter & Hampton LLP
24.1*	Powers of Attorney

* Previously filed.

† Portions of this exhibit have been omitted pursuant to a request for confidential treatment and the non-public information has been filed separately with the Securities and Exchange Commission.

Item 17. Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)       To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)        To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)       To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)      To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that subsections (i), (ii) and (iii) next above do not apply if the information required to be included in a post-effective amendment by those subsections is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)       That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)       To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)       That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(b)       The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Calabasas, State of California, on August 21, 2008.

NATIONAL TECHNICAL SYSTEMS, INC.
By: /s/ William McGinnis
William McGinnis
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Name	Title	Date
/s/ William McGinnis William McGinnis	Chief Executive Officer and President (Principal Executive Officer), and Director	August 21, 2008
/s/ Raffy Lorentzian Raffy Lorentzian	Senior Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	August 21, 2008
/s/ Dr. Jack Lin Dr. Jack Lin	Chairman of the Board (Director)	August 21, 2008
/s/ Aaron Cohen Aaron Cohen	Vice Chairman of the Board (Director) and Senior Vice President, Corporate Development	August 21, 2008
/s/ Donald J. Tringali Donald J. Tringali	Vice Chairman of the Board (Director)	August 21, 2008
/s/ Robert I. Lin Robert I. Lin	Director	August 21, 2008
/s/ Norman S. Wolfe Norman S. Wolfe	Director	August 21, 2008
/s/ John Gibbons John Gibbons	Director	August 21, 2008
/s/ Ralph Clements Ralph F. Clements	Director	August 21, 2008
/s/ Dan Yates Dan Yates	Director	August 21, 2008
* By: /s/ William McGinnis William McGinnis Attorney-in-Fact		August 21, 2008

* Previously filed.

INDEX TO EXHIBITS

Exhibit No.	Description
3.1*	Articles of Incorporation
3.2*	Bylaws
4.1*	Specimen Common Stock Certificate
4.2†	Agreement and Plan of Merger dated June 6, 2008
5.1*	Opinion of Sheppard, Mullin, Richter & Hampton LLP
23.1*	Consent of Ernst & Young LLP
23.2*	Consent of XXCAL Japan, Inc.
23.3*	Consent of NQA, Inc.
23.4*	Consent of Sheppard, Mullin, Richter & Hampton LLP
24.1*	Powers of Attorney

* Previously filed.

† Portions of this exhibit have been omitted pursuant to a request for confidential treatment and the non-public information has been filed separately with the Securities and Exchange Commission.